NEWS FOR IMMEDIATE RELEASE
February 9, 2006
                                                                                                                                                                            Exhibit 99.1
CONTACT: Chadwick J. Byrd
(509)	534 - 6200

AMBASSADORS GROUP REPORTS FULLY DILUTED EARNINGS PER SHARE OF $1.05 FOR 2005 COMPARED TO $0.75 FOR 2004

Spokane, WA - February 9, 2006

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $1.05 fully diluted earnings per share for the year ended December 31, 2005, a 40 percent increase from $0.75 fully diluted earnings per share for the year ended December 31, 2004. Net income for 2005 was $22.4 million compared to $15.6 million in 2004.

Please note: On September 15, 2005, we implemented a two for one stock split in the form of a 100 percent stock dividend. The earnings per share calculations for all periods presented reflect the increase in the number of common shares outstanding.

Year Ended December 31, 2005

Gross program receipts increased 22 percent to $180.0 million in 2005 from $147.1 million in 2004, while net revenues increased 28 percent to $66.4 million in 2005 from $51.8 million in 2004. The $14.6 million increase in net revenues is primarily the result of traveling additional delegates, combined with increases in gross margin (net revenues as a percentage of gross program receipts) from 35 percent to 37 percent. The increase in margin was primarily due to traveling efficient group sizes, negotiating savings within program pass through expenses, and the benefits associated with receiving reprieve of certain goods and services tax.

Operating expenses were $35.8 million and $29.2 million for the years ended December 31, 2005 and 2004, respectively. This $6.6 million increase resulted from additional selling and tour promotion expenses for our 2005 and 2006 travel programs and increased personnel costs to support a greater number of delegates traveling. As a percent of gross receipts, operating expenses remained consistent with the previous year resulting in a 35 percent operating income increase year over year. Operating income was $30.7 million for the year ended December 31, 2005 compared to $22.7 million for the year ended December 31, 2004. The operating margin as a percent of net revenues for 2005 was 46 percent compared to 44 percent the previous year.

Other income increased $1.6 million to $2.6 million for 2005 due to higher interest rates and increased investment balances held during the year.

Quarter Ended December 31, 2005

The fourth quarter 2005 net loss was $4.8 million, resulting in $0.24 loss per share. The comparable fourth quarter 2004 net loss was $4.1 million or $0.21 loss per share.

Fourth quarter 2005 gross program receipts increased to $10.3 million compared to $9.1 million for the fourth quarter 2004, and net revenue increased to $4.1 million for the fourth quarter 2005 from $3.3 million for the fourth quarter 2004. The 24 percent increase in net revenue resulted from traveling approximately 13 percent more delegates than the same quarter a year ago as well as an increase in gross margins to 40 percent for the fourth quarter of 2005 from 36 percent for the fourth quarter of 2004.

For the quarters ended December 31, 2005 and 2004, operating expenses incurred were $11.8 million and $9.9 million, respectively. The $1.9 million increase resulted from additional selling and tour promotion costs associated with the increased number of delegates traveling, as well as increased expenditures associated with plans for continued growth in 2006.

Cashflow and Balance Sheet

Cash provided by operations of $37.7 million was an increase of $9.8 million in comparison to 2004, as a result of increased earnings and program activity. Cash used in investing activities decreased by $7.2 million in the corresponding periods primarily due to the timing of the purchase of short-term investments. Cash used in financing activities increased slightly to $6.3 million from $5.8 million as a result of increased quarterly dividends and our common stock repurchase plan. During 2005 and 2004, we distributed $5.7 million and $4.6 million in cash dividends to our shareholders, and repurchased $3.7 million and $2.6 million of common stock, respectively.

Our cash, cash equivalents and available-for-sale securities balances on December 31, 2005 and 2004, were $116.6 million and $87.6 million, of which $47.5 million and $38.6 million represented participant deposits, respectively. Deployable cash (see definition on final page of press release) at December 31, 2005 and 2004 was $61.9 million and $43.2 million, respectively.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., said, “We are pleased to announce our 2005 financial results. We achieved a 40 percent increase in our fully diluted earnings per share while managing through a number of terrorist attacks in the very cities where our delegates were traveling and staying at the time.

To achieve these results, we continued to execute against our long term plan: growth in our core programs accompanied by growth in new program areas. Our financial metrics reflect these efforts. Overall gross program receipts grew by 22 percent and net revenues grew by 28 percent. In addition, we were able to take advantage of marketplace opportunities and increase our gross margins from 35 percent to 37 percent.

At the same time that we were growing our programs, we were challenged by terrorism. During July, London suffered two attacks. In November, Amman, Jordan, was bombed. During each of these attacks, we had delegates on the ground in the impacted cities. Thankfully, none of our delegates were injured in any way. We responded by implementing our crisis plans immediately. Overall, the impact on our programs has been minimal.

Once again, we believe that our flexibility and learning capabilities, which we work to continually enhance, have helped us to navigate turbulent times in our world. We continue to believe that these short term challenges benefit our organization in the long run by creating communication channels with our audience, continually testing our skills within the workplace, and underlining the importance of our mission: gaining global knowledge through firsthand experience.”

Ambassadors Group, Inc. will host a conference call to discuss results of operations for 2005, Friday, February 10, 2006 at 8:00 a.m. Pacific Time. Interested parties may join the call by dialing 866.578.5788, then entering the passcode "Ambassadors Group". The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial 888-286-8010 with the pass code 85907713 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Replay access will be available beginning February 10, 2006 at 1:00 p.m. through February 17, 2006. Post-view web cast access will be available following the conference call through April 10, 2006.

The following summarizes our statements of operations for the years and quarters ended December 31, 2005 and 2004 (in thousands, except per share amounts). Certain prior-period amounts have been reclassified to conform to current year financial presentation. Such reclassification had no impact on previously reported net income or stockholders’ equity.

	UNAUDITED
Years ended December 31,	2005	2004

Gross program receipts	$179,950	$147,130

Net revenue	$66,449	$51,824

Operating expenses:
Selling and tour promotion	27,574	22,616
General and administration	8,185	6,537
Total operating expenses	35,759	29,153

Operating income	30,690	22,671

Other income, net	2,648	1,035
Income before tax Income tax provision	33,338 10,928	23,706 8,059
Net income	$22,410	$15,647
Weighted average shares outstanding - basic	20,311	20,090
Earnings per share - basic	$1.10	$0.78

Weighted average shares outstanding - diluted	21,312	20,898
Earnings per share - diluted	$1.05	$0.75

	UNAUDITED
Three months ended December 31,	2005	2004

Gross program receipts	$10,285	$9,097

Net revenue	$4,131	$3,319

Operating expenses:
Selling and tour promotion	8,153	6,874
General and administration	3,640	3,013
Total operating expenses	11,793	9,887

Operating loss	(7,662)	(6,568)

Other income, net	638	280
Loss before tax Income tax benefit	(7,024) 2,209	(6,288) 2,139
Net loss	$(4,815)	$(4,149)
Weighted average shares outstanding - basic and diluted	20,470	20,130
Loss per share - basic and diluted	$(0.24)	$(0.21)

Gross progrmam receipts reflect total payments received by us for Company managed and non-Company managed programs. Gross program receipts less program pass-through expenses for  non-Company managed programs and cost of sales for Company managed programs constitute our net revenues.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes our balance sheets as of December 31, 2005 and 2004 (in thousands):

	UNAUDITED
	2005	2004
Assets
Cash and cash equivalents	$26,916	$11,036
Available-for-sale securities	89,688	76,521
Foreign currency exchange contracts	-	2,609
Prepaid program cost and expenses	1,596	2,461
Deferred tax asset and other	955	123
Total current assets	119,155	92,750
Property and equipment, net	5,140	3,911
Deferred income tax	584	735
Other assets	167	120
Total assets	$125,046	$97,516

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$6,022	$4,277
Other liabilities	2,596	3,806
Foreign currency exchange contracts	1,896	-
Participants’ deposits	47,463	38,608
Deferred tax liability	-	723
Current portion of long-term capital lease	180	147
Total current liabilities	58,157	47,561
Capital lease, long term	387	454
Total Liabilities	58,544	48,015
Stockholders’ equity	66,502	49,501
Total liabilities and stockholders’ equity	$125,046	$97,516

The following summarizes our statements of cash flows for the years ended December 31, 2005 and 2004 (in thousands):

	UNAUDITED
	2005	2004
Cash flows from operating activities:
Net income	$22,410	$15,647
Adjustments to reconcile net income:
Depreciation & amortization	1,175	962
Amortization of unearned compensation	455	45
Deferred income tax provision	132	894
Equity in earnings on investment	(11)	-
Changes in:
Accounts receivable	57	110
Prepaid program costs and expenses	865	(853)
Accounts payable and accrued expenses	3,854	713
Participants' deposits	8,855	10,388
Net cash provided by operating activities	37,792	27,906
Cash flows from investing activities:
Net change in available-for-sale securities	(13,296)	(20,919)
Purchase of property and equipment	(2,260)	(1,907)
Purchase of investment	(36)	(4)
Net cash used in investing activities	(15,592)	(22,830)
Cash flows from financing activities:
Dividend payment to shareholders	(5,729)	(4,630)
Repurchase of common stock	(3,740)	(2,568)
Proceeds from exercise of stock options	3,327	1,515
Capital lease payments	(178)	(142)
Net cash used in financing activities	(6,320)	(5,825)

Net increase (decrease) in cash and cash equivalents	15,880	(749)
Cash and cash equivalents, beginning of year	11,036	11,785
Cash and cash equivalents, end of year	$26,916	$11,036

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and  prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of December 31, 2005 and 2004 (in thousands):

	2005	2004

Cash, cash equivalents and available-for-sale securities	$116,604	$87,557
Prepaid program cost and expenses	1,596	2,461
Less: Participants’ deposits	(47,463)	(38,608)
Less: Accounts payable, accruals and other liabilities	(8,798)	(8,230)
Total deployable cash	$61,939	$43,180

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 14, 2005, proxy filed April 14, 2005, and 10Q filed November 8, 2005.